Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 17, 2005, in the Registration Statement on Form S-1 and related Prospectus of IDT Spectrum, Inc. for the registration of shares of its Class B Common Stock.

/s/ Ernst & Young LLP

New York, New York

August 23, 2005